Boise Cascade	Exhibit 99.1
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728

News Release

Investor Relations Contact - Wayne Rancourt 208 384 6073	Media Contact - John Sahlberg 208 384 6451

For Immediate Release: February 24, 2017
Boise Cascade Company Reports Fourth Quarter Results
BOISE, Idaho - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported fourth quarter net income of $4.1 million, or $0.11 per share, on sales of $0.9 billion. For the full year 2016, Boise Cascade reported net income of $38.3 million, or $0.98 per share, on sales of $3.9 billion. Fourth quarter and full year results include $3.1 million of net after-tax gains and $2.8 million of net after-tax losses, respectively, from certain debt extinguishment, tax, and pension transactions. See 'Other Items Impacting Results' below for further information.

Fourth Quarter and Year End 2016 Highlights

	4Q 2016	4Q 2015	% change	2016	2015	% change

	(in thousands, except per-share data and percentages)

Consolidated Results
Sales	$919,533	$876,535	5%	$3,911,215	$3,633,415	8%
Net income	4,095	2,328	76%	38,254	52,182	(27)%
Net income per common share - diluted	0.11	0.06	83%	0.98	1.33	(26)%
Adjusted EBITDA [1]	16,530	22,079	(25)%	152,544	158,469	(4)%

Segment Results
Wood Products sales	$289,672	$292,307	(1)%	$1,280,415	$1,282,113	—%
Wood Products income (loss)	(7,829)	(2,263)	(246)%	25,929	64,221	(60)%
Wood Products EBITDA [1]	7,664	8,828	(13)%	83,450	107,493	(22)%

Building Materials Distribution sales	770,885	707,337	9%	3,227,207	2,891,302	12%
Building Materials Distribution income	15,454	15,145	2%	84,359	60,751	39%
Building Materials Distribution EBITDA [1]	19,113	18,348	4%	98,121	72,688	35%

Corporate loss	(10,693)	(5,264)	(103)%	(30,591)	(22,081)	(39)%
Corporate EBITDA [1]	(10,247)	(5,097)	(101)%	(29,027)	(21,712)	(34)%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

In the fourth quarter 2016, total U.S. housing starts increased by 12% compared to the same period last year, driven by an approximate 13% increase in single-family starts, which are the primary driver of the Company's sales. For the full year 2016, total U.S. housing starts improved 6% compared to 2015, driven by an approximate 9% increase in single-family starts.

"Our distribution business had another strong quarter to close out 2016. Our Wood Products business made progress on a number of fronts, but the financial performance was disappointing. Wood Products continued to struggle with startup issues at the Roxboro, North Carolina, EWP facility and plywood pricing declined 7% from the third quarter. On the positive side, the ramp up of sales related to EWP business wins during 2016 accelerated in the fourth quarter, which was reflected in our strong LVL and I-joist sales volumes. Also, the capital projects at our Chester, South Carolina, plywood operation were successfully completed in December and the mill is running well," commented Tom Corrick, CEO. "I am optimistic that we can continue to successfully grow our distribution operations in the year ahead. We still have work to do on the restart and integration of the Roxboro EWP mill we acquired last year, but capital spending in Wood Products is expected to decline in 2017. The management team is very focused on driving productivity and cost efficiency in manufacturing and improving sales realizations for both EWP and plywood.”

Wood Products

Sales, including sales to Building Materials Distribution (BMD), decreased $2.6 million, or 1%, to $289.7 million for the three months ended December 31, 2016, from $292.3 million for the three months ended December 31, 2015. The decrease in sales was driven primarily by decreases in plywood and lumber sales volumes of 9% and 8%, respectively, and a decrease in I-joist sales prices of 3%. These decreases were offset partially by increases in sales volumes of LVL and I-joists (collectively EWP) of 25% and 7%, respectively, and an increase in lumber sales prices of 9%. Increased EWP volumes were due primarily to increased penetration with existing customers, as well as improved single-family housing starts. Sales prices for LVL were relatively flat compared with the same quarter in the prior year. Wood Products segment loss increased $5.6 million to a loss of $7.8 million for the three months ended December 31, 2016, from a loss of $2.3 million for the three months ended December 31, 2015. The increase in loss was due primarily to lower I-joist sales prices, higher oriented strand board (OSB) costs, and start-up losses at our Roxboro EWP facility, offset partially by higher lumber sales prices. In addition, depreciation and amortization expense increased $4.4 million due primarily to the acquisition of two EWP facilities on March 31, 2016, and other capital expenditures.

For the year ended December 31, 2016, sales, including sales to BMD, decreased $1.7 million, to $1,280.4 million from $1,282.1 million for the year ended December 31, 2015. Plywood and lumber sales volumes decreased 8% and 9%, respectively, and plywood and lumber sales prices decreased 7% and 2%, respectively. In addition, lower sales volumes of veneer and lower byproduct price realizations resulted in sales decreases. These decreases were offset partially by sales volume increases of 25% in LVL and 13% in I-joists. Increased EWP volumes were due primarily to the acquisition of two EWP facilities in March 2016 and increased penetration with existing customers, as well as improved single-family housing starts. Sales prices for LVL and I-joists were relatively flat compared with the year ended December 31, 2015. Wood Products segment income decreased $38.3 million to $25.9 million for the year ended December 31, 2016, from $64.2 million for the year ended December 31, 2015. The decrease in income was due primarily to lower plywood and lumber sales prices, and higher OSB costs, as well as higher acquisition-related expenses of $2.0 million. In addition, depreciation and amortization expense increased $14.2 million due primarily to the acquisition of the two EWP facilities in March 2016, and other capital expenditures. These decreases were offset partially by improved sales volumes of EWP and lower log costs.

Comparative average net selling prices and sales volume changes for EWP, plywood, and lumber are as follows:

	4Q 2016 vs. 4Q 2015	2016 vs. 2015

Average Net Selling Prices
LVL	—%	1%
I-joists	(3)%	1%
Plywood	—%	(7)%
Lumber	9%	(2)%
Sales Volumes
LVL	25%	25%
I-joists	7%	13%
Plywood	(9)%	(8)%
Lumber	(8)%	(9)%

Building Materials Distribution

Sales increased $63.5 million, or 9%, to $770.9 million for the three months ended December 31, 2016, from $707.3 million for the three months ended December 31, 2015. Compared with the same quarter in the prior year, the overall increase in sales was driven by sales volume and sales price increases of 8% and 1%, respectively. By product line, commodity sales increased 8%, general line product sales increased 9%, and sales of EWP (substantially all of which is sourced through our Wood Products segment) increased 11%. BMD's segment income increased $0.3 million to $15.4 million for the three months ended December 31, 2016, from $15.1 million in the comparative prior year quarter, driven primarily by a higher gross margin of $3.6 million generated from a sales increase of 9%. The increase in gross margin was offset partially by higher selling and distribution expenses and depreciation and amortization of $2.4 million and $0.5 million, respectively.

For the year ended December 31, 2016, sales increased $335.9 million, or 12%, to $3,227.2 million from $2,891.3 million for the year ended December 31, 2015. The increase in sales was driven by sales volume and sales price increases of 11% and 1%, respectively. By product line, commodity sales increased 12%, general line product sales increased 10%, and sales of EWP (substantially all of which is sourced through our Wood Products segment) increased 14%. BMD segment income increased $23.6 million to $84.4 million for the year ended December 31, 2016, from $60.8 million for the year ended December 31, 2015. The increase in income was driven primarily by a higher gross margin of $50.2 million generated from a sales increase of 12%, including an improvement in gross margin percentage of 30 basis points. The increase in gross margin was offset partially by increased selling and distribution expenses and general and administrative expenses of $21.9 million and $3.1 million, respectively, as well as higher depreciation and amortization of $1.8 million.

Corporate and Other

Segment loss was $10.7 million for the three months ended December 31, 2016, compared with $5.3 million for the three months ended December 31, 2015. The increase was primarily due to higher pension expense and incentive compensation costs. Pension expense increased $4.5 million due primarily to a $3.9 million settlement charge resulting from lump-sum benefit payments in fourth quarter 2016.

Segment loss was $30.6 million for the year ended December 31, 2016, compared with $22.1 million for the year ended December 31, 2015. The increase was primarily due to higher pension expense, incentive compensation costs, and professional fees. Pension expense increased $3.4 million due primarily to the settlement charge noted above in fourth quarter 2016.

Other Items Impacting Results

For the fourth quarter 2016, the Company's financial results include after-tax losses associated with the early extinguishment of debt and voluntary lump-sum payments to pension plan participants of $3.0 million and $2.4 million, respectively. In addition, the Company's financial results include a $8.5 million income tax benefit primarily associated with the reversal of valuation allowances on foreign deferred tax assets, net of other tax adjustments. Collectively, these items resulted in a net $3.1 million after-tax gain, or $0.08 per share impact on the quarter. For the year ended December 31, 2016, these items amounted to an after-tax loss of $2.8 million, or $0.07 per share, as the Company recorded an additional $5.9 million after-tax loss on the early extinguishment of debt during third quarter 2016.

Balance Sheet

Boise Cascade ended 2016 with $104.0 million of cash and cash equivalents and $327.2 million of undrawn committed bank line availability, for total available liquidity of $431.2 million. The Company had $437.6 million of outstanding debt at December 31, 2016.

During the fourth quarter, the Company amended its $75 million term loan such that the Company can prepay the term loan in whole or in part and subsequently reborrow amounts prepaid on or before December 31, 2018. The Company’s option to reborrow applicable prepaid principal amounts expires on December 31, 2019. Upon entry into the amendment, the Company prepaid $30 million of the term loan, which became available to reborrow pursuant to the amendment.

The Company repurchased 400,000 shares of its common stock during the fourth quarter, for $7.6 million or an average price per share of $19.09. There are 696,989 shares remaining under the Company’s two million share repurchase program authorized by its board of directors on February 25, 2015.

The Company has interest rate swap agreements with a combined notional principal amount of $125.0 million. Under the interest rate swaps, we receive LIBOR-based variable interest rate payments and make fixed interest rate payments, thereby offsetting risks associated with the variability in cash flows relating to interest payments on certain of our debt agreements that are based on one-month LIBOR. During the fourth quarter, our financial results reflect a $5.0 million mark-to-market gain from the change in fair value of the swap agreements.

Outlook

As in recent years, we expect to continue to experience modest demand growth for the products we manufacture and distribute in 2017. The February 2017 Blue Chip consensus forecast for 2017 reflects 1.26 million total U.S. housing starts, an 8% expected increase from 2016 levels. Future commodity product pricing could be volatile in response to industry operating rates, net import and export activity, inventory levels in various distribution channels, and seasonal demand patterns. We expect to manage our production levels to our sales demand, which will likely result in operating some of our facilities below their capacity until demand further improves.
The Company is continuing to ramp up production of LVL and I-joists at its EWP facility in Roxboro, North Carolina, acquired in March 2016. We intend to use veneer produced at neighboring Boise Cascade facilities as a raw material input for LVL production at Roxboro in 2017. The pace of recommissioning certain assets at the Roxboro facility that remain idled will depend upon market conditions for both EWP and plywood.
We have successfully grown revenues and earnings in our distribution business as residential construction has recovered in the U.S. over the last several years. As we consider potential acquisitions, much of our activity is focused on adding to our current distribution capabilities.
We anticipate capital spending, excluding acquisitions, of $75-$85 million during 2017, inclusive of the work being completed at Roxboro. We have a number of other smaller projects underway within Wood Products and BMD, which we expect to further strengthen our competitive position as we move through the year.

About Boise Cascade

Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit the Company's website at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call on Friday, February 24, at 11 a.m. Eastern, to review the Company's fourth quarter and year-end results.

You can join the webcast through the Company's website by going to www.bc.com and clicking on the Event Calendar link under the Investor Relations heading. Please go to the website at least 15 minutes before the start of the webcast to register. To join the conference call, dial 844-795-4410 (international callers should dial 661-378-9637), participant passcode 58433796, at least 10 minutes before the start of the call.

The archived webcast will be available in the Investor Relations section of the Company's website. A replay of the conference call will be available from Friday, February 24, at 2 p.m. Eastern through Friday, March 3, at 11 p.m. Eastern. Replay numbers are 855-859-2056 for U.S. callers and 404-537-3406 for international callers, and the passcode will be 58433796.

Non-GAAP Financial Measures

We refer to the terms EBITDA and Adjusted EBITDA in this earnings release as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States ("GAAP"). We define EBITDA as income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps and loss on extinguishment of debt.

We believe EBITDA and Adjusted EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA and Adjusted EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA and Adjusted EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA and Adjusted EBITDA instead of net income or segment income (loss) have limitations as analytical tools, including the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This press release includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, restart and integration of the Roxboro EWP mill, the effect of general economic conditions, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange

Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data)

	Three Months Ended			Year Ended
	December 31		September 30, 2016	December 31
	2016	2015		2016	2015

Sales	$919,533	$876,535	$1,067,214	$3,911,215	$3,633,415

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	812,073	769,764	922,101	3,398,433	3,153,520
Depreciation and amortization	19,598	14,461	19,459	72,847	55,578
Selling and distribution expenses	75,875	70,506	80,026	300,797	273,308
General and administrative expenses	14,554	14,054	14,367	60,585	49,425
Other (income) expense, net	434	48	(46)	(1,025)	(1,605)
	922,534	868,833	1,035,907	3,831,637	3,530,226

Income (loss) from operations	(3,001)	7,702	31,307	79,578	103,189

Foreign currency exchange gain (loss)	(67)	(84)	(40)	119	(298)
Interest expense	(7,328)	(5,731)	(7,135)	(26,692)	(22,532)
Interest income	154	102	60	390	323
Change in fair value of interest rate swaps	4,975	—	836	4,210	—
Loss on extinguishment of debt	(4,779)	—	(9,525)	(14,304)	—
	(7,045)	(5,713)	(15,804)	(36,277)	(22,507)

Income (loss) before income taxes	(10,046)	1,989	15,503	43,301	80,682
Income tax (provision) benefit	14,141	339	(5,522)	(5,047)	(28,500)
Net income	$4,095	$2,328	$9,981	$38,254	$52,182

Weighted average common shares outstanding:
Basic	38,565	38,845	38,814	38,761	39,239
Diluted	38,942	38,994	39,120	38,925	39,355

Net income per common share:
Basic	$0.11	$0.06	$0.26	$0.99	$1.33
Diluted	$0.11	$0.06	$0.26	$0.98	$1.33

See accompanying summary notes to consolidated financial statements and segment information.

Wood Products Segment
Statements of Operations
(in thousands, except percentages)

	Three Months Ended			Year Ended
	December 31		September 30, 2016	December 31
	2016	2015		2016	2015

Segment sales	$289,672	$292,307	$340,928	$1,280,415	$1,282,113

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	270,730	272,447	302,667	1,151,142	1,136,887
Depreciation and amortization	15,493	11,091	15,625	57,521	43,272
Selling and distribution expenses	7,968	6,757	7,594	31,045	26,927
General and administrative expenses	2,902	4,183	2,978	15,151	11,665
Other (income) expense, net	408	92	500	(373)	(859)
	297,501	294,570	329,364	1,254,486	1,217,892

Segment income (loss)	$(7,829)	$(2,263)	$11,564	$25,929	$64,221

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	93.5%	93.2%	88.8%	89.9%	88.7%
Depreciation and amortization	5.3%	3.8%	4.6%	4.5%	3.4%
Selling and distribution expenses	2.8%	2.3%	2.2%	2.4%	2.1%
General and administrative expenses	1.0%	1.4%	0.9%	1.2%	0.9%
Other (income) expense, net	0.1%	—%	0.1%	—%	(0.1%)
	102.7%	100.8%	96.6%	98.0%	95.0%

Segment income (loss)	(2.7)%	(0.8%)	3.4%	2.0%	5.0%

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages)

	Three Months Ended			Year Ended
	December 31		September 30, 2016	December 31
	2016	2015		2016	2015

Segment sales	$770,885	$707,337	$889,026	$3,227,207	$2,891,302

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	680,670	620,762	781,978	2,842,126	2,556,385
Depreciation and amortization	3,659	3,203	3,514	13,762	11,937
Selling and distribution expenses	66,089	63,729	72,237	267,402	245,472
General and administrative expenses	4,999	4,590	5,451	20,309	17,250
Other (income) expense, net	14	(92)	(569)	(751)	(493)
	755,431	692,192	862,611	3,142,848	2,830,551

Segment income	$15,454	$15,145	$26,415	$84,359	$60,751

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	88.3%	87.8%	88.0%	88.1%	88.4%
Depreciation and amortization	0.5%	0.5%	0.4%	0.4%	0.4%
Selling and distribution expenses	8.6%	9.0%	8.1%	8.3%	8.5%
General and administrative expenses	0.6%	0.6%	0.6%	0.6%	0.6%
Other (income) expense, net	—%	—%	(0.1)%	—%	—%
	98.0%	97.9%	97.0%	97.4%	97.9%

Segment income	2.0%	2.1%	3.0%	2.6%	2.1%

Segment Information
(in thousands)

	Three Months Ended			Year Ended
	December 31		September 30, 2016	December 31
	2016	2015		2016	2015
Segment sales
Wood Products	$289,672	$292,307	$340,928	$1,280,415	$1,282,113
Building Materials Distribution	770,885	707,337	889,026	3,227,207	2,891,302
Corporate and other	47	—	74	410	—
Intersegment eliminations	(141,071)	(123,109)	(162,814)	(596,817)	(540,000)
	$919,533	$876,535	$1,067,214	$3,911,215	$3,633,415

Segment income (loss)
Wood Products	$(7,829)	$(2,263)	$11,564	$25,929	$64,221
Building Materials Distribution	15,454	15,145	26,415	84,359	60,751
Corporate and Other	(10,693)	(5,264)	(6,712)	(30,591)	(22,081)
	$(3,068)	$7,618	$31,267	$79,697	$102,891

Segment EBITDA (a)
Wood Products	$7,664	$8,828	$27,189	$83,450	$107,493
Building Materials Distribution	19,113	18,348	29,929	98,121	72,688
Corporate and Other	(10,247)	(5,097)	(6,392)	(29,027)	(21,712)
	$16,530	$22,079	$50,726	$152,544	$158,469

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands)

	December 31
	2016	2015
ASSETS

Current
Cash and cash equivalents	$103,978	$184,496
Receivables
Trade, less allowances of $1,459 and $1,734	199,191	187,138
Related parties	506	1,065
Other	10,952	10,861
Inventories	433,451	384,857
Prepaid expenses and other	12,381	17,153
Total current assets	760,459	785,570

Property and equipment, net	568,702	402,666
Timber deposits	14,901	15,848
Goodwill	55,433	21,823
Intangible assets, net	15,547	10,090
Deferred income taxes	8,840	908
Other assets	15,315	11,701
Total assets	$1,439,197	$1,248,606

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data)

	December 31
	2016	2015
LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$194,010	$159,029
Related parties	1,903	1,442
Accrued liabilities
Compensation and benefits	67,752	54,712
Interest payable	6,860	3,389
Other	42,339	40,078
Total current liabilities	312,864	258,650

Debt
Long-term debt	437,629	344,589

Other
Compensation and benefits	83,164	93,355
Deferred income taxes	6,339	—
Other long-term liabilities	19,197	17,342
	108,700	110,697

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 43,520 and 43,413 shares issued, respectively	435	434
Treasury stock, 5,167 and 4,587 shares at cost, respectively	(133,979)	(123,711)
Additional paid-in capital	515,410	508,066
Accumulated other comprehensive loss	(83,012)	(93,015)
Retained earnings	281,150	242,896
Total stockholders' equity	580,004	534,670
Total liabilities and stockholders' equity	$1,439,197	$1,248,606

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31
	2016	2015
Cash provided by (used for) operations
Net income	$38,254	$52,182
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	74,927	57,197
Stock-based compensation	8,177	5,825
Pension expense	6,240	2,825
Deferred income taxes	(7,823)	30,883
Change in fair value of interest rate swaps	(4,210)	—
Other	491	(1,837)
Loss on extinguishment of debt	14,304	—
Decrease (increase) in working capital, net of acquisitions
Receivables	(1,118)	(18,182)
Inventories	(30,757)	9,604
Prepaid expenses and other	(1,614)	(985)
Accounts payable and accrued liabilities	45,651	6,822
Pension contributions	(3,844)	(54,257)
Income taxes payable	6,385	(2,589)
Other	6,844	(7,157)
Net cash provided by operations	151,907	80,331

Cash provided by (used for) investment
Expenditures for property and equipment	(83,583)	(87,526)
Acquisitions of businesses and facilities	(215,900)	—
Proceeds from sales of assets and other	644	3,134
Net cash used for investment	(298,839)	(84,392)

Cash provided by (used for) financing
Borrowings of long-term debt, including revolving credit facility	837,800	50,000
Payments of long-term debt, including revolving credit facility	(754,071)	—
Treasury stock purchased	(10,268)	(23,711)
Financing costs	(6,422)	(702)
Tax withholding payments on stock-based awards	(383)	(1,160)
Other	(242)	581
Net cash provided by financing	66,414	25,008

Net increase (decrease) in cash and cash equivalents	(80,518)	20,947

Balance at beginning of the period	184,496	163,549

Balance at end of the period	$103,978	$184,496

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.

(a)
EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps and loss on extinguishment of debt. The following table reconciles net income to EBITDA and Adjusted EBITDA for the three months ended December 31, 2016 and 2015, and September 30, 2016, and the years ended December 31, 2016 and 2015:

	Three Months Ended			Year Ended
	December 31		September 30, 2016	December 31
	2016	2015		2016	2015
	(in thousands)
Net income	$4,095	$2,328	$9,981	$38,254	$52,182
Interest expense	7,328	5,731	7,135	26,692	22,532
Interest income	(154)	(102)	(60)	(390)	(323)
Income tax provision (benefit)	(14,141)	(339)	5,522	5,047	28,500
Depreciation and amortization	19,598	14,461	19,459	72,847	55,578
EBITDA	16,726	22,079	42,037	142,450	158,469
Change in fair value of interest rate swaps	(4,975)	—	(836)	(4,210)	—
Loss on extinguishment of debt	4,779	—	9,525	14,304	—
Adjusted EBITDA	$16,530	$22,079	$50,726	$152,544	$158,469

The following table reconciles segment income (loss) to EBITDA for the three months ended December 31, 2016 and 2015, and September 30, 2016, and the years ended December 31, 2016 and 2015:

	Three Months Ended			Year Ended
	December 31		September 30, 2016	December 31
	2016	2015		2016	2015

	(in thousands)
Wood Products
Segment income (loss)	$(7,829)	$(2,263)	$11,564	$25,929	$64,221
Depreciation and amortization	15,493	11,091	15,625	57,521	43,272
EBITDA	$7,664	$8,828	$27,189	$83,450	$107,493

Building Materials Distribution
Segment income	$15,454	$15,145	$26,415	$84,359	$60,751
Depreciation and amortization	3,659	3,203	3,514	13,762	11,937
EBITDA	$19,113	$18,348	$29,929	$98,121	$72,688

Corporate and Other
Segment loss	$(10,693)	$(5,264)	$(6,712)	$(30,591)	$(22,081)
Depreciation and amortization	446	167	320	1,564	369
EBITDA	$(10,247)	$(5,097)	$(6,392)	$(29,027)	$(21,712)